Exhibit (n)(28)

PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Altair Advisers LLC (“Altair”), intending to be legally bound, hereby agree with each other as follows:

1.  The Company hereby offers Altair and Altair hereby purchases one (1) share of the Altair Smaller Companies Fund (the “Fund”) (Class UUUUU, par value $.001 per share) at price per Share equivalent to the net asset value per share of the Fund as determined on October 20, 2014.

2.  The Company hereby acknowledges receipt from Altair of funds in the amount of $10.00 in full payment for the Share.

3.  Altair represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20th day of October, 2014.

THE RBB FUND, INC.

By:
Name:	Salvatore Faia
Title:	President

ALTAIR ADVISERS LLC

By:
Name:
Title: